EXHIBIT 10.35

Compensation of Strategic Advisory Committee of Board of Directors

The chairman of the Company’s Strategic Advisory Committee (the “Committee”) will receive an annual retainer of $25,000, but will not receive any fee for meetings attended; and

The other members of the Committee will receive a fee of $2,000 for each meeting attended, but will not receive an annual retainer.